Exhibit 99.1

NEWS RELEASE

TRACK DATA REPORTS ANNUAL AND FOURTH QUARTER RESULTS

Brooklyn, New York – March 27, 2009 – Track Data Corporation (Nasdaq: TRAC) today announced results for its fourth quarter and year ended December 31, 2008.

Revenues for the year ended December 31, 2008 were $30,659,000 compared to $34,080,000 for the same period in 2007, a decrease of 10%.  Net income for the 2008 period was $1,341,000, or $.16 per share, compared to a net loss of $(132,000), or $(.02) per share, in 2007.  The decrease in revenues was primarily attributable to the Company’s Track ECN revenues which decreased approximately $4.2 million. ECN revenues were down significantly since the second half of 2007. In November, 2008, the NSX changed its pricing for accessing its order delivery system pursuant to which it no longer pays rebates for adding liquidity to its book.  As a result, Track ECN can only pay its subscribers for adding liquidity when there is an internal match on its own book.  This change resulted in further deterioration of the trading volume on the Track ECN.  The Company is presently exploring other venues for displaying its orders.  Until such time, there is no expectation of increasing volume of trading.  Market data revenues decreased approximately $1.1 million in 2008 compared to 2007. Since 2001, the Company has experienced a decline in revenues from its market data services to the Professional Market segment due principally to staffing reductions in the securities industry, the use by customers of internally developed services, or lower priced services that are offered by the Company or other vendors.  This trend has continued in 2009. The declines in ECN and market data revenues in 2008 were partially offset by an increase of approximately $2 million in broker-dealer commissions. The 2007 period includes an after-tax gain of $206,000 from the sale of Innodata common stock.

Revenues for the fourth quarter ended December 31, 2008 were $6,986,000 compared to $8,236,000 for the same period in 2007, a decrease of 15%.  Net loss for the fourth quarter of 2008 was $(364,000), or $(.04) per share, compared to net income of $697,000, or $.08 per share, in 2007.  See discussion above on the decline in revenues.  The 2008 period includes an after-tax loss of approximately $315,000 in connection with a higher risk profile trading strategy and an after-tax charge for impairment of goodwill of $120,000.  The 2007 period includes an after-tax gain of $206,000 from the sale of Innodata common stock.

Track Data is a New York-based financial services company that provides direct access brokerage, real-time financial market data, news, and research to institutional and individual investors through dedicated telecommunication lines and the Internet.

For professional investors, Track Data Securities offers proTrack, a direct access-trading platform with fully integrated market data.  proTrack offers unbiased trade routing, allowing clients control over where their orders are sent.  proTrack is also available to broker-dealers under a service bureau arrangement as an execution platform.

Continued

The Company also owns and operates the Track ECN, an electronic communications network that allows traders to display and match limit orders for stocks. Track ECN offers subscribers the highest published rebate in the industry.

For individual investors, Track Data Securities offers myTrack and myTrackPro, both fully integrated, Internet-based online trading and market data systems. Each platform offers direct access online trading, allowing users the choice of where to route their equity and options orders. myTrack and TrackTrade offer continuous, dynamic streams of live market data powered by application-based software and a constant server connection similar to systems used by professionals.

For all investors, the Company’s NewsWare division offers NewsWatch, a PC-based application that aggregates news from thousands of sources.  Featuring real-time full text filtering and complex queries, its real-time alerting functions allow users to choose topics of interest and be among the first to know when news breaks.

For additional information, please contact Laurel Louison at 718-522-0222 or by e-mail: laurel_louison@trackdata.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The words "believe," "expect," "plan," "anticipate" and other similar expressions generally identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.  These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation, volatility in the stock market, changes in external market factors including the economy, changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Forms 10-K, 8-K, 10-Q, S-3 and S-8.  Actual results could differ materially from the results referred to in the forward-looking statements.

FINANCIAL HIGHLIGHTS

	Three Months Ended			Year Ended
	December 31,			December 31,
	2008		2007	2008		2007
Revenues	$6,986,000		$8,236,000	$30,659,000		$34,080,000
Net (loss) income	(364,000	) (A)	697,000	1,341,000	(A)	(132,000	) (B)
Basic and diluted (loss) income per share	$(.04)		$.08	$.16		$(.02)

(A) Includes an after-tax loss of $315,000 in connection with a higher risk profile trading strategy and an after-tax charge for impairment of goodwill of $120,000.
(B) Includes an after-tax gain on sales of Innodata common stock of $206,000 in 2007.